Exhibit 15.1

Date: April 28, 2022

Tuya Inc.

PO Box 309,

Ugland House,

Grand Cayman, KY1-1104,

Cayman Islands.

Dear Sirs/Madams,

We hereby consent to the reference to our firm in Tuya Inc.’s report on Form 20-F for the fiscal year ended December 31, 2021, which will be filed by Tuya Inc. in April 2022 with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Jia Yuan Law Offices

Jia Yuan Law Offices